EXHIBIT 99.2

Unaudited Pro forma Condensed Financial Information

As of and for the three month period ended November 30, 2008

The following unaudited pro forma condensed combined balance sheet, pro forma condensed combined statements of operations and explanatory notes give effect to the acquisition of Roadships Holdings, Inc. and Roadships America, Inc. (collectively “Roadships”) by Caddystats, Inc. (“Caddystats”).

The unaudited pro forma condensed combined balance sheet, pro forma condensed combined statements of operations and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. The pro forma condensed combined balance sheet and the pro forma condensed combined statements of operations have been prepared utilizing the historical financial statements of Caddystats and Roadships and should be read in conjunction with the historical financial statements and notes thereto.

The transaction giving rise to the consolidated entity is a purchase by Caddystats of a 100% interest in Roadships  in February, 2009 in consideration for Caddystats common stock.

The pro forma condensed combined statements of operations have been prepared as if the acquisition had been consummated on September 30, 2008 and carried through to November 30, 2008.  The pro forma condensed combined balance sheet has been prepared as if the acquisition was consummated as of the balance sheet date.

The condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition or our results of operations had the business combination occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited condensed combined financial information.

The acquisition and related transactions will be treated as a reverse merger for accounting purposes, and Roadship’s assets acquired and liabilities assumed will be recorded as a pooling of interest and historical cost given that Caddystats will not meet the SEC’s definition of a business.

Fiscal year ended August 31st, 2008 information has not been provided due to Roadships inception being subsequent to the most recent fiscal year end.

Unaudited Pro Forma Balance Sheet
November 30, 2008
		Pro Forma
	Historical	Adjustments		Pro Forma

Assets:
Cash and Cash Equivalents	1,560	200	1)	1,760
Total Assets	1,560	200		1,760

Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Accounts Payable and Accrued Liabilities	5,000	(5,000)	2)	-
Due to related party	16,625	(14,645)	2)	1,980
Total Current Liabilities	21,625	(19,645)		1,980

Stockholders’ Equity (Deficit)	(20,065)	19,845		(220)
Total Liabilities and Stockholders’ Equity	1,560	200		1,760

(1) to reflect cash in the accounts of Roadships Holdings and America.
(2) to remove liabilities settled before the change in control and record Roadships Holdings and
America debt.

Unaudited Pro Forma Statement of Operations For the 3 Months Ended November 30, 2008

		Pro Forma
	Historical	Adjustments		Pro Forma

Operating Expenses:
Selling, General and Administrative	7,815	2,180	1)	9,995
Operating income	(7,815)	(2,180)		(9,995)

Net Income (Loss)	($7,815)	($2,180)		($9,995)

Net Income per Common Share:
Basic & Diluted	$0.00	($0.00)		$0.00

Weighted Average Shares Outstanding:
Basic & Diluted	10,750,000			10,750,000

(1) to include losses related to Roadships Holdings and America.